                                                                     EXHIBIT 3.1

                          CERTIFICATE OF AMENDMENT OF
                           ARTICLES OF INCORPORATION
                             OF ROSS SYSTEMS, INC.

    James A. Watts, Jr. and Mario M. Rosati hereby certify that:

    ONE: They are the duly elected Vice President, Finance and Administration and Assistant Secretary, respectively, of Ross Systems, Inc., a California corporation.

    TWO: The first paragraph of Article THIRD of the Restated Articles of Incorporation of the corporation shall be amended to read in its entirety as follows:

    THIRD: CAPITALIZATION. The total number of shares of stock which the Corporation shall have the authority to issue is 42,000,000 shares, consisting of 37,000,000 shares of common stock, no par value ("Common Shares") and 5,000,000 shares of preferred stock, no par value ("Preferred Shares"). The Common Shares shall be divided into two classes designated as "Common Stock" and "Non-voting Common Stock", respectively. The number of shares of Common Stock authorized to be issued is 35,000,000 shares. The number of shares of Non-voting Common Stock authorized to be issued is 2,000,000 shares. The Preferred Shares may be issued from time to time in one or more series. The Board of Directors is authorized to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock; and to fix the number of shares of any series of Preferred Stock; and to increase, or to decrease (within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of Preferred Stock, but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series. In case the number of shares of any series of Preferred Stock shall be so decreased, the shares constituting the decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

    THREE: The foregoing amendment of the Restated Articles of Incorporation was duly approved by the Board of Directors on August 22, 1996.

    FOUR: The foregoing amendment to the Restated Articles of Incorporation was duly approved by the required vote of shareholders at the annual meeting of shareholders held on November 20, 1996 (the "Annual Meeting") in accordance with Sections 902 and 903 of the Corporations Code. The total number of outstanding shares of the Corporation as of October 1, 1996, the record date for the Annual Meeting (the "Record Date") was 17,854,636 shares of Common Stock, no shares of Non-voting Common Stock, 500,000 shares of Series B Preferred Stock and 500,000 shares of Series C Preferred Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of the Common Stock. No shares of Series B Preferred Stock or Series C Preferred Stock outstanding as of the Record Date were entitled to vote on such matters. No shares of Series D Preferred Stock were outstanding as of the record date.

    We declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge. Executed at Palo Alto, California on June 16, 1997.

                                                /s/ JAMES A. WATTS, JR.
                                                ---------------------------------------------
                                                James A. Watts, Jr., Vice President,
                                                Finance and Administration

                                                /s/ MARIO M. ROSATI
                                                ---------------------------------------------
                                                Mario M. Rosati, Assistant Secretary